Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright
Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter

and Full-Year Financial Results for 2019

CHESTERFIELD, MO, March 27, 2020 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the fourth quarter and full year of 2019.

Fourth-Quarter Results

Reliv reported net sales of $8.2 million for the fourth quarter of 2019, compared with net sales of $9.3 million for the fourth quarter of 2018, a decrease of 12.4%. U.S. net sales decreased by 17.9% for the quarter compared with the same quarter in 2018. Network marketing net sales in the U.S. decreased by 12.5% in the fourth quarter of 2019 as they were adversely impacted in the quarter by a price increase on most products effective October 1, 2019. Additionally, U.S. sales in the prior-year quarter included approximately $700,000 of contract packaging business that was divested in January 2019. Net sales outside of the United States increased by 5.8% in the fourth quarter of 2019 compared to the prior-year quarter. Net sales in Asia and Mexico were up 45.2% and 4.7%, respectively, in the fourth quarter; however, sales in Europe decreased by 17.2%. Net sales in Reliv’s foreign markets increased by 3.7% during the fourth quarter of 2019 when the impact of foreign currency fluctuation is removed.

Reliv reported a net loss of $514,000, or a loss of $0.29 per diluted share, for the fourth quarter of 2019 compared with a net loss of $145,000, or a loss of $0.08 per diluted share, for the fourth quarter of 2018. The loss from operations for the fourth quarter of 2019 was $308,000 compared to loss from operations of $169,000 in the same period in 2018. Income tax expense in the fourth quarter was $271,000, primarily resulting from income tax on earnings coupled with a settlement for an old tax audit in our Philippine entity.

Full-Year Results

Reliv reported net sales of $35.1 million for 2019 compared with net sales of $36.1 million in 2018, a decline of 2.9%. U.S. net sales decreased to $25.7 million from $27.7 million, a decline of 7.0%.

Net sales in Reliv’s foreign markets for 2019 increased 10.3% compared with net sales for 2018. Net sales increases in 2019 in Asia and Mexico of 68.7% and 21.7%, respectively, were offset by a decrease of 18.8% in Europe compared to the prior year. Net sales in Reliv’s foreign markets increased by 11.9% during 2019 when the impact of foreign currency fluctuation is removed.

The net loss for 2019 was $444,000 (loss per diluted share of $0.25) compared to a net loss of $1.9 million (loss per diluted share of $1.03) in 2018. The loss from operations for 2019 was $559,000 compared to a loss from operations of $1.9 million in 2018. Selling, general, and administrative expenses were $14.8 million versus $16.5 million in 2018. Other income includes a first quarter of 2019 gain of $435,000 from the sale of all manufacturing equipment as part of an asset sale with Nutracom, LLC (Nutracom). Income tax expense for 2019 was $468,000, once again resulting from income tax on earnings coupled with previously mentioned tax settlements in our Philippine entity.

Reliv had cash and cash equivalents of $1.6 million as of December 31, 2019, compared to $2.0 million as of December 31, 2018. Net cash used in operating activities was $943,000 in 2019 compared to $1.2 million of cash used in operations in the prior-year period.

As of December 31, 2019, Reliv had 15,630 customers and Preferred Customers in total – an increase of 22.3% from December 31, 2018. The number of preferred customers increased to 9,320 as of December 31, 2019 compared to 5,060 as of the prior year end. This increase is primarily driven by the growth in the Philippines. Many customers buy product directly from distributors rather than from us so the number of customers is likely greater than stated above. As of December 31, 2019, Reliv had 25,730 active Distributors – an increase of 1.7% from December 31, 2018. The number of Master Affiliates decreased by 2.1% compared to the year-ago total. Master Affiliate is the level at which Distributors are eligible to earn generation royalties.

“2019 was a year of transition for Reliv,” commented Ryan A. Montgomery, Chief Executive Officer. “We successfully completed our transaction with Nutracom which allows each party to focus on their respective core competencies. We launched our RLV line of hemp-extract products in the United States. We continue to focus on building our base of distributors and preferred customers through training and targeted initiatives, such as the payment of wholesale commissions on a weekly basis, to reward those distributors building their base of business in this manner. We were disappointed in our results in the fourth quarter in the U.S.; however, we believe we are laying the groundwork for a solid year in 2020.”

“Our RLV line continues to be a solid contributor to U.S. sales representing 7.3% of net sales in the fourth quarter. We launched additional products in the RLV line in the fourth quarter and at our recent distributor conference in Dallas, TX and plan further developments in this line during 2020,” said Montgomery.

In international operations, sales and distributor activity in the Philippines continued its strong pace in the fourth quarter of 2019. “We’ve completed an outstanding year in the Philippines, and we intend to fuel that growth in 2020 and expand the excitement there to our other markets in the Asia-Pacific region,” noted Montgomery. Net sales in the Philippines grew by 39.7% in local currency in the fourth quarter of 2019, compared to the prior-year quarter, as the active distributor and preferred customer and Master Affiliate counts across all of the Asia markets increased by 116% and 63%, respectively.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition, targeted solutions and overall wellness and now include a line of RLV hemp extracts. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 13 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31	December 31
	2019	2018
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$1,630,779	$1,989,974
Accounts receivable, less allowances of $5,000 in 2019 and 2018	107,369	400,759
Notes & accounts receivables & deposits - related parties	1,099,228	151,222
Inventories	2,701,688	2,954,947
Assets held for sale	-	2,124,939
Other current assets	326,454	464,165

Total current assets	5,865,518	8,086,006

Notes & accounts receivables - related parties	2,418,921	1,282,072
Other assets	2,581,717	2,287,237
Net property, plant and equipment	4,440,840	4,698,550

Total Assets	$15,306,996	$16,353,865

Liabilities and Stockholders' Equity

Accounts payable, accruals & other current liabilities	$3,489,157	$3,915,390
Revolving line of credit	500,000	-
Other noncurrent liabilities	216,196	445,611
Stockholders' equity	11,101,643	11,992,864

Total Liabilities and Stockholders' Equity	$15,306,996	$16,353,865

Consolidated Statements of Operations

	Three months ended December 31		Year ended December 31
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Product sales	$7,488,554	$8,788,666	$32,298,533	$33,918,169
Freight income	452,306	527,050	1,973,320	2,197,572
Other revenue	219,073	-	783,462	-

Net Sales	8,159,933	9,315,716	35,055,315	36,115,741

Costs and expenses:
Cost of goods sold	2,356,400	2,619,785	9,557,116	9,709,743
Distributor royalties and commissions	2,537,219	2,890,639	11,259,071	11,749,604
Selling, general and administrative	3,573,838	3,974,045	14,798,586	16,520,885

Total Costs and Expenses	8,467,457	9,484,469	35,614,773	37,980,232

Loss from operations	(307,524)	(168,753)	(559,458)	(1,864,491)

Other income (expense):
Interest income	40,782	22,922	177,810	93,054
Interest expense	(7,443)	(2,361)	(47,180)	(95,556)
Other income	31,146	50,140	17,922	62,347
Gain (loss) on sale of fixed assets	-	3,271	434,549	(695)

Income (loss) before income taxes	(243,039)	(94,781)	23,643	(1,805,341)
Provision for income taxes	271,000	50,000	468,000	98,000

Net loss	$(514,039)	$(144,781)	$(444,357)	$(1,903,341)

Loss per common share - Basic	$(0.29)	$(0.08)	$(0.25)	$(1.03)
Weighted average shares	1,746,000	1,845,000	1,746,000	1,845,000

Loss per common share - Diluted	$(0.29)	$(0.08)	$(0.25)	$(1.03)
Weighted average shares	1,746,000	1,845,000	1,746,000	1,845,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended December 31,				Change from
	2019		2018		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$5,888	72.2%	$7,168	76.9%	$(1,280)	-17.9%
Australia/New Zealand	151	1.9%	167	1.8%	(16)	-9.6%
Canada	137	1.7%	162	1.7%	(25)	-15.4%
Mexico	133	1.6%	127	1.4%	6	4.7%
Europe	803	9.8%	970	10.4%	(167)	-17.2%
Asia	1,048	12.8%	722	7.8%	326	45.2%

Consolidated Total	$8,160	100.0%	$9,316	100.0%	$(1,156)	-12.4%

Net sales by Market
(in thousands)	Year ended December 31,				Change from
	2019		2018		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$25,747	73.4%	$27,673	76.6%	$(1,926)	-7.0%
Australia/New Zealand	595	1.7%	732	2.0%	(137)	-18.7%
Canada	617	1.8%	719	2.0%	(102)	-14.2%
Mexico	577	1.6%	474	1.3%	103	21.7%
Europe	3,225	9.2%	3,973	11.0%	(748)	-18.8%
Asia	4,294	12.3%	2,545	7.1%	1,749	68.7%

Consolidated Total	$35,055	100.0%	$36,116	100.0%	$(1,061)	-2.9%

Reliv International, Inc. and Subsidiaries

Retail and Preferred Customers/Active Distributors/Master Affiliates and Above by Market

	As of 12/31/2019
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	3,500	1,500	17,580	22,580	2,110
Australia/New Zealand	50	210	660	920	80
Canada	90	30	470	590	60
Mexico	20	100	1,160	1,280	100
Europe	740	690	1,650	3,080	330
Asia	1,910	6,790	4,210	12,910	620

Consolidated Total	6,310	9,320	25,730	41,360	3,300

	As of 12/31/2018
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	4,190	1,470	18,340	24,000	2,340
Australia/New Zealand	50	240	720	1,010	90
Canada	100	30	530	660	80
Mexico	10	110	860	980	90
Europe	550	1,120	1,860	3,530	390
Asia	2,820	2,090	3,000	7,910	380

Consolidated Total	7,720	5,060	25,310	38,090	3,370

	Change in %
	Retail Customers	Preferred Customers	Active Distributors	Total Customers and Distributors	Master Affiliates and Above

United States	-16.5%	2.0%	-4.1%	-5.9%	-9.8%
Australia/New Zealand	0.0%	-12.5%	-8.3%	-8.9%	-11.1%
Canada	-10.0%	0.0%	-11.3%	-10.6%	-25.0%
Mexico	100.0%	-9.1%	34.9%	30.6%	11.1%
Europe	34.5%	-38.4%	-11.3%	-12.7%	-15.4%
Asia	-32.3%	224.9%	40.3%	63.2%	63.2%

Consolidated Total	-18.3%	84.2%	1.7%	8.6%	-2.1%

The table above sets forth, as of December 31, 2019 and 2018, the number of our Retail Customers/Preferred Customers/Active Distributors and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active retail or preferred customer as one that has placed a product order in the prior twelve months, and we define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months. Many individuals join Reliv as distributors to obtain our products at a discount and may not participate in the Reliv business opportunity. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.